EXHIBT 21.1

                       PACKAGED ICE, INC. SUBSIDIARIES


Packaged Ice, Inc., a Texas corporation

            Packaged Ice Leasing, Inc., a Nevada corporation
            Southco Ice, Inc., a Texas corporation
            Southwest Texas Packaged Ice, Inc., a Nevada corporation Reddy Ice Corporation, a Nevada corporation Southern
            Bottled Water Company, Inc., a Nevada corporation
            Cassco Ice & Cold Storage, Inc., a Virginia corporation Packaged Ice IP, Inc., a Nevada corporation